UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12.

SHILOH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy statement and notice of 2020 annual meeting february 26,2020 9:00 am est mtd products inc lodge 6029 grafton road valley city ohio 44280

January 16, 2020

Dear Shiloh Stockholder:

On behalf of the Board of Directors of Shiloh Industries, Inc., you are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Shiloh Industries, Inc. (the “Company” or “we”), which will be held on Wednesday, February 26, 2020, at 9:00 a.m. EST, at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio, 44280.

We are delivering our proxy materials, which include the Notice of Annual Meeting, the Proxy Statement, and the proxy card, under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders online. As such, our proxy materials and our 2019 Annual Report on Form 10-K are available at www.envisionreports.com/SHLO.

The Notice of Annual Meeting contains instructions on how to access our proxy materials online, how to request a paper copy of the proxy materials, and how to vote your shares online or by mail. The Proxy Statement contains information pertaining to the formal business to be acted on by the Company’s stockholders at the Annual Meeting. I urge you to read it thoroughly. As described in greater detail therein, the Board of Directors of the Company recommends that you vote for the proposals to be voted on at the Annual Meeting.

Proposal	Board of Directors Recommendation
1. The Election of Directors	FOR
2. Ratification of Appointment of Independent Registered Public Accounting Firm for 2020	FOR

You may vote your shares: (1) in person at the Annual Meeting; (2) online at www.envisionreports.com/SHLO; or (3) if you request a paper copy of the Proxy Statement, by completing, dating, signing, and returning the proxy card provided. Casting your vote online as soon as possible or, if you request a paper copy of the materials, returning your proxy card as soon as possible will assure your representation at the Annual Meeting, whether or not you plan to attend. If you do attend the Annual Meeting and are a registered holder, you may revoke your proxy previously voted and vote in person. Simply attending the meeting will not revoke your proxy. Your vote is important.

Sincerely,

Ramzi Y. Hermiz
President and Chief Executive Officer

Shiloh Industries, Inc.

880 Steel Drive

Valley City, Ohio 44280

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 16, 2020

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, February 26, 2020, at 9:00 a.m. EST (the “Annual Meeting”), at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio 44280, for the purpose of:

1.	the election of three Class III Directors to serve a term of three years or until their successors have been duly elected and qualified;
2.	the ratification of the appointment of the Company’s independent registered public accounting firm for 2020; and
3.	transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 2, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Amy Floraday

Amy Floraday

Secretary

The Proxy Statement is first being made available to stockholders online on or about January 16, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 26, 2020:

The Notice of the 2020 Annual Meeting of Stockholders, the Proxy Statement, and 2019 Annual Report on Form 10-K are available online at www.envisionreports.com/SHLO.

SHILOH INDUSTRIES, INC.

880 Steel Drive

Valley City, Ohio 44280

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 26, 2020

This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the “Company” or “we”), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on February 26, 2020 at 9:00 a.m. EST, at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio, 44280 (the “Annual Meeting”). Our proxy materials, which include the Notice of Annual Meeting, this Proxy Statement, and the proxy card are first being made available to stockholders on or about January 16, 2020.

Notice of Electronic Availability of Proxy Statement and Annual Report on Form 10-K

As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), the Company is making its proxy materials, which include this Proxy Statement, the Notice of Annual Meeting, our 2019 Annual Report on Form 10-K, and the proxy card, available to our stockholders online. On or about January 16, 2020, we will mail the Notice of Annual Meeting to our stockholders containing instructions on how to access our proxy materials online, how to request a paper copy of the proxy materials, and how to submit your proxy online or by mail.

Record Date and Voting

Our stockholders of record at the close of business on January 2, 2020, will be entitled to vote at the Annual Meeting. On that date, 24,213,473 shares of common stock, par value $0.01 per share (“Common Stock”), were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. A proxy submitted by a stockholder may indicate that the shares of Common Stock represented by the proxy are not being voted (stockholder withholding or abstaining) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares of Common Stock held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares of Common Stock subject to a proxy which are not being voted on a particular matter because of either stockholder withholding, abstaining, or broker non-votes will count for purposes of determining the presence of a quorum. An inspector of election will determine the presence of a quorum and will tabulate the results of the vote of the stockholders.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	the election of three Class III Directors to serve a term of three years or until their successors have been duly elected and qualified;
•	the ratification of the appointment of the Company’s independent registered public accounting firm for 2020; and
•	to conduct such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Votes Required to Approve Proposals

Proposal 1 — Election of Directors.   The three nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. Any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to the resignation. The Board of Directors will publicly disclose its decision within 90 days of the certification of the election results. The slate of nominees discussed in this proxy statement consists of three directors, Curtis E. Moll, Ramzi Y. Hermiz, and Robert J. King, whose terms are expiring. You may either vote “FOR” all of the nominees or “WITHHOLD” your vote with respect to one or more of the nominees. You may not cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.   The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is necessary to ratify the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for 2020. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against this proposal. Although stockholder ratification of the appointment is not required and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee in its sole discretion may terminate the engagement of Grant Thornton and engage another independent auditor at any time during the year.

The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxy will be voted for the proposals listed above, and, as to any other matters that properly come before the Annual Meeting, in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes.

Voting Online or by Mail

Registered Holders. If you are a “registered holder” (meaning your shares of Common Stock are registered in your name with our transfer agent, Computershare), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote online or, if you request a paper copy of our proxy materials, by mail and your shares of Common Stock will be voted at the Annual Meeting in the manner you direct.

The Notice of Annual Meeting provides information on how to vote online or receive a paper proxy card to vote by mail. Online voting will close at 1:00 a.m. EST on Tuesday, February 25, 2020.

For those stockholders who request and receive paper proxy materials, instructions for voting online are set forth on the proxy card or you may complete, sign, and return the proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

Beneficial Holders. Many of our stockholders hold their shares of Common Stock through a broker, bank, or other nominee rather than directly in their own names. If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares of Common Stock, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank, or nominee who is considered the stockholder of record with respect to those shares of Common Stock. As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares of Common Stock in person at the Annual Meeting unless you request and obtain a proxy from your broker, bank, or nominee. Your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee on how to vote your shares of Common Stock.

Revocability of Proxies

Registered Holders. Registered holders may revoke or change a previously delivered proxy at any time before the Annual Meeting by mailing another proxy with a later date, by voting again online, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices on or before February 25, 2020. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered.

Beneficial Holders. If you hold shares of Common Stock in street name, you must contact the nominee that holds the shares of Common Stock on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a valid proxy as described above.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the original distribution and mailing of the solicitation materials, proxies may be solicited by the directors, officers, and employees of the Company by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Such directors, officers, and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

THE PROPOSALS

Proposal No. 1 — The Election of Directors

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors, to be as nearly equal in number of directors as possible. On August 12, 2019, the Board of Directors increased the number of authorized directors on the Board of Directors from eight to nine. Class III consists of Curtis E. Moll, Ramzi Y. Hermiz, and Robert J. King, and they will stand for election at this Annual Meeting of stockholders. Class I consists of Jean A. Brunol, Michael S. Hanley, and David J. Hessler, and their current term of office will expire at the 2021 annual meeting of stockholders. Class II consists of Cloyd J. Abruzzo, Dieter Kaesgen and Gena C. Lovett, and their current term of office will expire at the 2022 annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a term of three years or hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause may be filled by a majority of the remaining directors then in office.

Each of the nominees is a current member of our Board of Directors and has consented to serve if elected. If any of them should become unavailable, the Board of Directors may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board of Directors’ substitute nominee and make appropriate disclosures. Alternatively, the Board of Directors may leave the position vacant.

The Board of Directors unanimously recommends that you vote FOR the election of Curtis E. Moll, Ramzi Y. Hermiz, and Robert J. King at the Annual Meeting.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm for 2020

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate, and, when appropriate, replace our independent registered public accounting firm. In 2019, the Committee appointed Grant Thornton LLP to be our independent registered public accounting firm for the year ending October 31, 2020. See “Audit Committee Report” and “Fees Paid to Grant Thornton LLP and Audit Committee Pre-Approval Policies and Procedures” for additional information on Grant Thornton LLP’s services provided to Shiloh in 2019.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of Grant Thornton LLP is not necessary. However, the Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Grant Thornton LLP, the Committee may in its sole discretion terminate the engagement of Grant Thornton LLP and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending October 31, 2020.

THE BOARD OF DIRECTORS

Information regarding the nominees for director and the continuing directors of the Company is set forth below:

Name	Age	Position(s)	Audit	Compensation	Executive	Finance	Nominating and Corporate Governance	Strategic Planning and Technology
Curtis E. Moll	80	Chairman of the Board of Directors			C
Cloyd J. Abruzzo	69	Director	X	C		X	X
Jean A. Brunol	67	Director	X	X				C
Michael S. Hanley	64	Director	C	X			C	X
Ramzi Y. Hermiz	54	Director			X			X
David J. Hessler	76	Director				X		X
Dieter Kaesgen	83	Director				X		X
Robert J. King, Jr.	64	Director			X	C	X
Gena C. Lovett(1)	57	Director
Number of fiscal year 2019 meetings			5	7	0	6	5	4

C - Chair                                X - Member

(1)	Ms. Lovett was appointed to the Board of Directors on August 12, 2019. She attended committee meetings as part of the onboarding process and was appointed to committees in fiscal year 2020.

Directors Nominated for Election

CURTIS E. MOLL has served as a director of the Company since it was formed in April 1993 and became Chairman of the Board of Directors in April 1999. From 1980 through January 2010, Mr. Moll served as the Chairman of the Board and Chief Executive Officer of MTD Products and served as a director thereafter until January 2019. Mr. Moll is a director of MTD Holdings and was previously Chairman of the Board and Chief Executive Officer until January 2019. Mr. Moll is President and Chairman of the Board of Oak Tree Holdings LLC (“Oak Tree Holdings”), a beneficial owner of approximately 30.15% of the issued and outstanding Common Stock of the Company as of January 2, 2020. Mr. Moll formerly served as a director of AGCO Corporation, a manufacturer of agricultural machinery, and The Sherwin-Williams Company, a manufacturer of paint products.

Mr. Moll has been active in the affairs of the Company since the Company was formed. In addition to his experience and business background described above, the Board of Directors believes that Mr. Moll is qualified to serve as a director because of his extensive experience in the manufacturing, distribution, and automotive industries, and provides an historical as well as an internal perspective of the Company’s business to the Board of Directors. Additionally, Mr. Moll has leadership and management experience and has served as a member of the board of two other publicly traded companies.

RAMZI Y. HERMIZ was appointed as President and Chief Executive Officer of the Company effective September 2012 and elected to the Board of Directors in 2013. Prior to joining the Company, Mr. Hermiz served as Senior Vice President, Vehicle Safety and Protection of Federal-Mogul Corporation, a publicly held company that designs, engineers, manufactures, and distributes technologies to improve fuel economy, reduce emissions, and enhance vehicle safety, since 2009. He was also a member of Federal-Mogul’s Strategy Board since 2005. He served as Federal-Mogul’s Senior Vice President, Aftermarket Products and Services from 2007 to 2009 and Senior Vice President of Sealing Systems from 2005 to 2007. Mr. Hermiz has also served as the Chairman of the Board of Directors of the Original Equipment Suppliers Association (“OESA”) since November 2018.

The Board of Directors believes Mr. Hermiz’s qualifications to serve as a member include his extensive leadership experience in the automotive supply industry, which includes overseeing all phases of operations, as well as his unique position as President and Chief Executive Officer of the Company. Mr. Hermiz’s leadership, financial and operational experience, and his intimate understanding of the Company’s operations strengthen the Board of Directors’ collective qualifications, skills, and experience.

ROBERT J. KING, JR. has served as a director of the Company since February 2005. In September 2009, Mr. King was appointed President and Chief Executive Officer of Park View Capital Corp. and Park View Federal Savings Bank and served in that capacity until its sale to FNB Corp. in October 2013. Park View Capital Corp. was the public parent of Park View Federal Savings Bank, a Northeast Ohio regional bank. Since the sale, Mr. King has served as a Senior Advisor to FNB Corp., a financial services corporation. From October 2006 to September 2009, Mr. King was Senior Managing Director of FSI Group, Inc., a manager of private equity funds. From January 2006 to October 2006, Mr. King served as managing director of Western Reserve Partners LLC, an investment banking firm. Mr. King retired in January 2005 from Fifth Third Bancorp, a diversified financial services company. From August 1997 until his retirement, Mr. King was President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio). Mr. King also served as Regional President of Fifth Third Bank from June 2002 until his retirement. From 1990 through July 1997, Mr. King served as President and Chief Executive Officer of Fifth Third Bank (Northwestern Ohio). Mr. King joined Fifth Third Bank in 1975 and held a variety of positions prior to becoming President and Chief Executive Officer (Northwestern Ohio). Mr. King is a director of Oak Tree Holdings, MTD Holdings, The Andersons, Inc., and Medical Mutual of Ohio.

The Board of Directors believes Mr. King’s qualifications to serve as a director include his extensive experience implementing acquisition strategies, financial transactions, and capitalization initiatives throughout his career. His industry and leadership experience from both an operational and financial perspective strengthen the Board of Directors’ collective qualifications, skills, and experience.

Continuing Directors

CLOYD J. ABRUZZO has served as a director of the Company since March 2004. Mr. Abruzzo retired in December 2003 from Stoneridge, Inc., a global designer and manufacturer of specialty electrical components and systems for the automotive and commercial vehicle markets. From May 1993 until his retirement, Mr. Abruzzo was a director and President and Chief Executive Officer of Stoneridge. Mr. Abruzzo joined Stoneridge in 1980 and held several positions prior to becoming President and Chief Executive Officer in May 1993.

In addition to his professional experience described above, the Board of Directors believes that Mr. Abruzzo’s qualifications to serve as a director include his in-depth industry knowledge, business acumen, and leadership, which strengthens the Board of Directors’ collective qualifications, skills, and experience. He is a Certified Public Accountant in Ohio and is a member of the American Institute of Certified Public Accountants (AICPA).

JEAN A. BRUNOL has served as a director of the Company since 2013. Mr. Brunol currently serves as director of Ashok Leyland Limited, a publicly traded company that is the second largest commercial vehicle manufacturer in India. He serves as a board member for the audit, technology, investment, and independent director committees and has served in such positions since 2012. Mr. Brunol served as Senior Vice President and Strategy Board Member of Federal-Mogul Corporation, a publicly held company that designs, engineers, manufactures, and distributes technologies to improve fuel economy, reduce emissions, and enhance vehicle safety, from 2005 until 2012. Prior to 2005, Mr. Brunol served at Iveco, the commercial vehicle manufacturer of the Fiat Group, as Senior Vice President Product and Business Strategy, International Operations. Prior to this position, Mr. Brunol served as Chief Executive Officer of SAFT, a worldwide high technology battery company. Mr. Brunol was a board member of Houghton International, a privately held manufacturer of advanced metalworking fluids, and served as Chairman of its compensation committee until July 2019. Mr. Brunol was the President of the French Society of Automotive Engineers until May 2016.

In addition to his professional experience described above, the Board of Directors believes that Mr. Brunol’s qualifications to serve as a director include his in-depth industry knowledge, business acumen, and international experience. Mr. Brunol has held a variety of senior management positions in the automotive supply and manufacturing industries.

MICHAEL S. HANLEY has served as a director of the Company since 2014. Mr. Hanley currently serves as director of BorgWarner, a leading global supplier of highly engineered automotive systems and components primarily for powertrain applications, and has served in such position since November 2016. Mr. Hanley retired from Ernst and Young LLP (“EY”) in 2014 where he served as the Global Automotive Leader from 2003 to 2014. In this role, Mr. Hanley was responsible for developing the firm’s automotive industry strategy and initiatives worldwide. As a Certified Public Accountant and during his 37 year career at EY, Mr. Hanley provided assurance and advisory services to many global automotive clients, including vehicle manufacturers, component suppliers, and aftermarket manufacturers.

In addition to his professional experience described above, the Board of Directors believes that Mr. Hanley’s qualifications to serve as a director include his experience as a speaker on the state of the automotive industry. Mr. Hanley has led conferences and executive discussions covering global and regional automotive megatrends, urban mobility, and doing business in developing markets.

DAVID J. HESSLER has served as a director of the Company since it was formed in April 1993 and served as Secretary of the Company until March of 2016. Mr. Hessler is a Senior Partner in the law firm of Wegman Hessler, and has worked at the firm or its predecessors since 1968. In addition, Mr. Hessler is currently serving as Secretary of Oak Tree Holdings, and served as a director of MTD Holdings through January 2011 and Secretary of MTD Holdings until January 2019. Mr. Hessler has also served as the Secretary of MTD Products from 1977 through January 2003. Mr. Hessler served as director of such entity from January 2003 through January 2006.

Mr. Hessler has counseled clients in governance and business matters in his role as a lawyer, including serving the Company as a legal adviser since the Company’s formation. In addition to his legal and management experience described above, the Board of Directors believes that Mr. Hessler’s qualifications to serve as a director include his thoughtful analysis, sound judgment, and insight into best practices. In addition, his extensive professional experiences strengthen the Board of Directors’ collective qualifications, skills, and experience.

DIETER KAESGEN became a director of the Company in May 2002, previously serving as a director of the Company from December 1995 until December 1999. Currently, Mr. Kaesgen is a director of Oak Tree Holdings. Prior to his current positions, Mr. Kaesgen was employed with MTD Products, an outdoor power equipment manufacturer and subsidiary of Oak Tree Holdings, since 1962 in various operational capacities including the following: (1) Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996; (2) President of the Consumer Products Group of MTD Products from October 1996 until January 2001; (3) President and Chief Operating Officer of MTD Products from January 2001 until January 2005; (4) Special Assistant to the Chairman of the Board of MTD Products from January 2005 until February 2009; and (5) director of MTD Holdings and MTD Products from February 2009 until January 2019.

Mr. Kaesgen has been active in the affairs of the Company for many years. In addition to his experience and business background described above, the Board of Directors believes that Mr. Kaesgen’s qualifications to serve as a director include his historical internal knowledge of the Company, which provides an important perspective of the Company’s business to the Board of Directors and strengthens its collective qualifications, skills, and experience.

GENA C. LOVETT has served as a director of the Company since August 12, 2019.  Ms. Lovett was most recently employed as Vice President of Operations, Defense, Space and Security of The Boeing Company from July 2015 to June 2019. Ms. Lovett previously served as the Chief Diversity Officer of ALCOA, Inc. (“ALCOA”) from January 2012 through June 2015. She also served as Director of Manufacturing, Forgings of ALCOA from July 2007 through December 2011. Prior to that, Ms. Lovett was a plant manager at Ford Motor Company, where she was employed in various supervisory and management positions from April 1992 to June 2007. Ms. Lovett is pursuing a Ph.D. in Values Driven Leadership from Benedictine University, and has both a Master’s in Business Administration from Baker Center for Graduate Studies and a bachelor’s degree from The Ohio State University.

In addition to her professional experience described above, the Board of Directors believes that Ms. Lovett’s qualifications to serve as a director include her experience as a leader in the Midwest American region, the location of the Company’s headquarters. Ms. Lovett has held a variety of senior management positions in the manufacturing industry and brings that business acumen to the Board of Directors and strengthens its collective qualifications, skills, and experience.

Structure

Currently, Mr. Hermiz serves as President and Chief Executive Officer (“CEO”) of the Company and Mr. Moll serves as Chairman of the Board of Directors. The Board of Directors does not have a policy regarding the separation of the roles of the CEO and Chairman of the Board of Directors because the Board of Directors believes it is in the best interests of the Company to make that determination as needed based on the position and direction of the Company and the membership of the Board of Directors. At this time, the Board of Directors has determined that having a separate director, who is not also serving as the Company’s CEO, serve as Chairman is in the best interest of the Company’s stockholders. The Board of Directors believes that this structure is conducive to a greater role for the non-executive directors in the oversight of the Company and active participation of all the directors in setting agendas and establishing Board of Director priorities and procedures. Further, this structure promotes the President and CEO’s focus on the strategic direction and management of the Company’s day-to-day operations.

The Board of Directors held eight meetings in fiscal year 2019. All of the directors attended 100% of the total meetings held by the Board of Directors and by all committees on which they served in fiscal year 2019. Although the Company does not have a policy with respect to attendance by the directors at the Annual Meeting, directors are encouraged to attend. All eight members of the Board of Directors that were serving as of the 2019 annual meeting of stockholders attended the 2019 annual meeting of stockholders.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors oversees the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee regularly reviews enterprise-wide risk management matters, systems of internal accounting controls, audit plans and results, financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the recruitment and retention of talent and related to the design of compensation programs and arrangements. The Compensation Committee and management believe that the Company maintains appropriate compensation policies and practices so as not to have a material adverse effect on the Company or encourage excessive risk-taking. The full Board of Directors considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Director Independence and Qualifications

The Company defines an “independent” director in accordance with the Nasdaq Listing Rules. To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. As the concern is independence from management, the Board of Directors does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board of Directors has made an affirmative determination that each of Messrs. Abruzzo, Brunol, Hanley, Hessler, Kaesgen, King and Moll and Ms. Lovett are independent under Nasdaq Listing Rules. The independent directors meet regularly in executive session.

The Board of Directors, in consultation with the Nominating and Corporate Governance Committee, periodically reviews the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. As part of this assessment, the Board of Directors considers each director’s qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. The Board of Directors does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the Board of Directors considers when identifying candidates. Generally, the Nominating and Corporate Governance Committee will recommend to the Board of Directors the nomination of incumbent directors who continue to satisfy the criteria for membership on the Board of Directors and continue to make important contributions to the Board. The Nominating and Corporate Governance Committee will also consider nominees suggested by directors and management. Ultimately, the Board of Directors will consider prospective nominees that the Board of Directors believes will be effective, in collaboration with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s stockholders.

The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board of Directors and the small turnover of its members historically, the Board of Directors addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have a formal policy at this time. The Board of Directors, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should comply with the procedures set forth in the Amended and Restated Bylaws of the Company.

Communication with the Board of Directors

Stockholders or other interested third-parties who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Company at 880 Steel Drive, Valley City, Ohio 44280, or by sending an email addressed to CorporateSecretary@shiloh.com. The mailing envelope or email subject line, as applicable, must contain a clear notation indicating that the enclosed communication is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such communications must clearly state whether the author is a stockholder and whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary will make copies of all such letters and emails she deems to be appropriate and circulate them to the applicable director or directors.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which applies to all of the Company’s employees, officers, and directors. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that employees, officers, and directors comply with applicable laws and regulations; provides guidance for keeping complete and accurate records; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct. The full text of the Code of Conduct is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Committees of the Board of Directors

The Board of Directors has six standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee, the Nominating and Corporate Governance Committee, and the Strategic Planning and Technology Committee. In addition, the Board of Directors has affirmatively determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the applicable committee independence requirements provided in Nasdaq Listing Rules.

Audit Committee. The Board of Directors has adopted an Audit Committee charter that complies with Nasdaq Listing Rules. The charter of the Audit Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). Among other things, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

Messrs. Abruzzo, Brunol, and Hanley served on the Audit Committee during fiscal year 2019. The Board of Directors has determined that Messrs. Abruzzo and Hanley qualify as “audit committee financial experts,” as defined in Regulation S-K. The Audit Committee held five meetings in fiscal year 2019.

Compensation Committee. As specified in more detail in its charter, the Compensation Committee’s primary duties and responsibilities include oversight of the Company’s executive compensation policies and practices, discharge of the responsibilities of the Board of Directors relating to executive compensation by reviewing and approving the compensation of the Company’s CEO and the Company’s other executive officers, and administration of incentive and equity-based compensation programs. Messrs. Abruzzo, Brunol, and Hanley served on the Compensation Committee during fiscal year 2019. No officer or employee of the Company served on the Compensation Committee. Additionally, none of our executive officers currently serves or served during fiscal year 2019 on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

The Compensation Committee is governed by a charter adopted by the Board of Directors, and the Compensation Committee may form and delegate its authority to subcommittees as appropriate. The charter of the Compensation Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The Compensation Committee held seven meetings in fiscal year 2019.

Executive Committee. The Executive Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive Committee does not have a written charter. The current members of the Executive Committee are Messrs. Hermiz, King, and Moll. The Executive Committee did not meet separately in fiscal year 2019.

Finance Committee. The Finance Committee’s primary duties and responsibilities include review of the Company’s capital structure and related material transactions prior to execution, strategies for managing certain exposures to financial, economic and/or hazard risks, as well as funding strategies and actions for any Company pension or other post-employment benefit programs. The charter of the Finance Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The current members of the Finance Committee are Messrs. Abruzzo, Hessler, Kaesgen, and King. The Finance Committee held six meetings during fiscal year 2019.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, reviewing the qualifications of nominees for election as directors; recommending to our Board of Directors or selecting the director nominees for the next annual meeting of stockholders; and advising our Board of Directors on corporate governance matters applicable to the Company. The Nominating and Corporate Governance Committee is also responsible for developing procedures for stockholders to communicate with the Board of Directors, as well as making recommendations to the Board of Directors regarding any nominee submitted by stockholders. Messrs. Abruzzo, Hanley, and King served on the Nominating and Corporate Governance Committee during fiscal year 2019. The Nominating and Corporate Governance Committee is governed by a charter adopted by the Board of Directors. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The Nominating and Corporate Governance Committee held five meetings during fiscal year 2019.

Strategic Planning and Technology Committee. The Strategic Planning and Technology Committee is responsible for, among other things, reviewing the Company’s strategic initiatives, conducting reviews of industry trends and assessment of the effects on the Company’s businesses, conducting assessments of the Company’s products, services, and offerings and the viability of such portfolio in meeting the needs of the markets served, providing recommendations to the Board of Directors to establish a new and/or alter the current strategic direction of the Company, and assisting the Board of Directors in its oversight of the Company’s management of risks regarding product technology. The Strategic Planning and Technology Committee is governed by a charter adopted by the Board of Directors and available on the Company’s website (http://shiloh.com/corporate-governance/). Messrs. Brunol, Hanley, Hermiz, Hessler, and Kaesgen served on the Strategic Planning and Technology Committee during fiscal year 2019. The Strategic Planning and Technology Committee held four meetings during fiscal year 2019.

Audit Committee Report

Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations.

The Audit Committee has reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended October 31, 2019. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP such independent auditors’ independence. The Audit Committee has also considered whether Grant Thornton LLP’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s financial statements is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form
10-K for the fiscal year ended October 31, 2019 for filing with the SEC. Grant Thornton LLP has been retained as the Company’s independent registered public accounting firm continuously since their initial engagement for the audit of the October 31, 2007 financial statements. The members of the Audit Committee and the Board of Directors recommend the continued retention of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending October 31, 2020.

This report is submitted by the Audit Committee.

Michael S. Hanley, Chairman

Cloyd J. Abruzzo

Jean A. Brunol

2019 Director Compensation

Compensation for non-employee directors was comprised of cash compensation, consisting of annual retainer fees and equity compensation consisting of restricted stock and RSUs. The amounts paid in compensation and stock awards issued during fiscal year 2019 are set forth below:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Curtis E. Moll	$70,250	$60,000	$130,250
Cloyd J. Abruzzo	69,000	60,000	$129,000
Jean A. Brunol (2)	64,500	60,000	$124,500
Michael S. Hanley	75,570	60,000	$135,570
David J. Hessler	60,000	60,000	$120,000
Dieter Kaesgen	60,000	60,000	$120,000
Robert J. King, Jr.	64,500	60,000	$124,500
Gena C. Lovett	15,000	0.00	$15,000

(1)

The amounts reflect the grant date fair value of the restricted stock award, and with respect to Mr. Brunol, the restricted stock units, computed in accordance with FASB ASC Topic 718. The amounts of restricted stock and RSUs reported represent the grant date fair value of the restricted stock award or RSU, which is the five-day average closing price of a share of our common stock on the date such grants were approved multiplied by the number of shares subject to the award. The average closing trading price of a share of our common stock based on the predetermined amount of days prior to the grant date of March 12 was $6.198, and the number of shares subject to each award on this table is 9,680 per director.

(2)

Earned fees includes an additional $6,000 for carrying out additional duties as a committee member as requested by and on behalf of the committees on which he served and an additional $7,271 that the Company pays in tax consulting fees on Mr. Brunol’s behalf in connection with his service as a director of the Company.

Annual Retainer Fees

For fiscal year 2019, non-employee directors received a quarterly cash retainer of $15,000. For directors who served as chairman of a committee, the quarterly fees received were $3,125 for the Audit Committee, $2,500 for the Compensation Committees, and $1,250 for the Finance, Nominating and Corporate Governance, and Strategic Planning and Technology Committees. In addition, the Chairman of the Board of Directors received a quarterly fee of $3,750.

Equity Compensation

On March 12, 2019, the Board of Directors awarded each non-employee United States resident member of the Board of Directors with shares of Company restricted Common Stock valued at approximately $60,000 and the non-employee foreign resident member of the Board of Directors, Mr. Brunol, with Company RSUs valued at approximately $60,000. The shares and units were awarded under the 2019 Equity and Incentive Compensation Plan (“LTIP”) with a one-year vesting period.

SUSTAINABILITY

Sustainability is core to the company’s purpose and business model. Shiloh’s vision and mission statements communicate this clearly.

Vision Statement: We believe in creating innovative solutions for sustainable mobility and a safer, healthier environment.

Mission Statement: We will consistently deliver value-creating, sustainable lightweighting solutions through team excellence and world-class customer service to the global transportation community.

This purpose is shared from the Board of Directors through our manufacturing operations.  We enable the reduction of greenhouse gases through our innovative lightweighting technologies. By lightweighting a vehicle, one can improve vehicle range on a battery electric vehicle and improve fuel economy on internal combustible vehicles.

Our leading technology enables our customers to improve the performance of their products and ultimately provide value to the consumer and environment. Shiloh’s progress is impressive as our products are now 100% recyclable and produced within our landfill-free facilities. In 2018 alone, we diverted approximately 340 million pounds of waste from landfills.

We are focusing on the type and consumption levels of the energy and water consumed in our factories. Our focus on renewable energy has resulted in three facilities operating on 100% renewable energy starting in 2021. We are working on plans for the balance of our operations.

Our ongoing product research and development investments are made with the objective of positively impacting the environment either through innovations that enable lightweighting of vehicles or production process improvements that enable cleaner, more efficient manufacturing.

These efforts support our strategy to be carbon neutral in the next decade and a half. To achieve this ambitious goal, we are engaging our associates, customers and suppliers to join us in this effort.

Forward-Looking Statements

Certain statements made by Shiloh in this proxy statement regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and those of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of, aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under agreements related to our outstanding indebtedness or decrease in customer demand which could cause a covenant default under agreements related to our outstanding indebtedness; (19) pension plan funding requirements; and (20) other factors besides those listed here could also materially affect our business. See "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Proxy Statement. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Proxy Statement. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of January 2, 2020 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the directors and each of the named executive officers (“NEOs”), and all directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished or confirmed by the respective director, executive officer, or five-percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares of Common Stock set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act, and includes options held by such entities and individuals that were exercisable on January 2, 2020 or within 60 days thereafter. As of January 2, 2020, the Company had 24,213,473 shares of Common Stock outstanding.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280.

Names And Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
CERTAIN BENEFICIAL OWNERS:
Oak Tree Holdings LLC (1)	7,300,866	30.15%
5965 Grafton Road, Valley City, OH 44280
Wellington Trust Company, NA (2)	1,976,334	8.16%
280 Congress Street, Boston, Massachusetts 02210
Dimensional Fund Advisors LP (3)	1,965,465	8.12%
6300 Bee Cave Road, Building One, Austin, Texas 78746
Towle & Co(4)	1,321,610	5.46%
1610 Des Peres Road, Suite 250, St. Louis, MO 63131

DIRECTORS AND EXECUTIVE OFFICERS:
Cloyd J. Abruzzo (5)	49,259	*
Scot Bowie	12,500	*
Jean A. Brunol	18,854	*
Gary DeThomas (6)	17,949	*
Lillian Etzkorn	66,599	*
Michael S. Hanley	31,259	*
Ramzi Y. Hermiz	451,926	1.87%
David J. Hessler (7)	111,494	*
Dieter Kaesgen (8)	7,399,416	30.56%
Robert J. King, Jr.	32,759	*
Gena C. Lovett	0	*
Curtis E. Moll (9)	8,136,701	33.60%
All directors and NEOs as a group (12 persons)	9,007,850	37.20%

*	Less than one percent

(1)

Information reported is based on a Schedule 13D/A and a Form 4 as filed with the SEC on June 27, 2019. Oak Tree Archway LLC, a wholly owned subsidiary of Oak Tree Holdings, directly owns 7,300,866 shares of Common Stock with sole power to vote and to dispose of the shares.

(2)

Information reported is based on a Schedule 13G as filed with the SEC on February 12, 2019. Wellington Trust Company, NA has shared voting and dispositive power over 1,976,334 shares of Common Stock based on the Schedule 13G filed with the SEC on February 12, 2019.

(3)

Information reported is based on a Schedule 13G/A as filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled funds, group trusts, and separate accounts. (These investment companies, trusts and accounts are the “Funds”). In its role as investment advisor and investment manager, Dimensional had sole voting power over 1,877,247 shares of Common Stock and sole dispositive power over 1,965,465 shares of Common Stock based on Schedule 13G/A filed with the SEC on February 8, 2019. The Funds own all securities reported and Dimensional disclaims beneficial ownership of such securities.

(4)

Information reported is based on a Schedule 13G/A as filed with the SEC on February 20, 2019.  Towle & Co has sole voting power over 1,301,660 shares of Common Stock and sole dispositive power of 1,321,610 shares of Common Stock based on the Schedule 13G/A filed with the SEC on February 20, 2019.

(5)	Includes 18,000 shares of Common Stock which are held by KKM Investments LLC, a limited liability company, of which Mr. Abruzzo is a member.
(6)	Information is based on a Form 4 as filed with SEC on March 13, 2019.
(7)

Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which Mr. Hessler shares voting and investment power over all of the foundation’s assets. Mr. Hessler disclaims beneficial ownership of these 21,000 shares of Common Stock.

(8)

Includes 7,300,866 shares of Common Stock which are owned of record by Oak Tree Archway LLC and indirectly owned by Oak Tree Holdings. Mr. Kaesgen is a director of Oak Tree Holdings. Also includes 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which Mr. Kaesgen shares voting and investment power over all of the foundation’s assets. Mr. Kaesgen’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280. Includes 78,550 shares of Common Stock held by Mr. Kaesgen directly.

(9)

Includes 7,300,866 shares of Common Stock which are owned of record by Oak Tree Archway LLC and indirectly owned by Oak Tree Holdings. Mr. Moll is Chairman of the Board of Directors and President of Oak Tree Holdings. Also includes 604,400 shares of Common Stock which are owned of record by the Theo Moll Irrevocable Trust. Mr. Moll is a trustee of the Theo Moll Irrevocable Trust and shares voting and investment power of all of the trust’s assets. Also includes 210,331 shares of Common Stock held by Mr. Moll directly, 1,104 shares of Common Stock held by Mr. Moll’s spouse, and 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization, in which Mr. Moll shares voting and investment power over all of the foundation’s assets. Mr. Moll’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280.

Certain Relationships and Related Transactions

The law firm of Wegman Hessler, of which David J. Hessler is a Senior Partner, provided services on an on-going basis to the Company. In fiscal year 2019, services provided amounted to $977.00 and in fiscal year 2018, services provided amounted to $48,244. Mr. Hessler is a director of the Company and currently serves on the Finance Committee and Strategic Planning and Technology Committee.

In fiscal year 2019 and 2018, the Company had sales to MTD Products in the aggregate amount of approximately $7.0 million and $5.4 million, respectively. MTD Products and MTD Holdings are affiliates of a greater than 5% beneficial owner of the Company’s shares of Common Stock, Oak Tree Holdings. Curtis E. Moll is the Chairman of the Board of Directors of the Company, a director of MTD Holdings, and the President and Chairman of the Board of Oak Tree Holdings. Dieter Kaesgen is a director of the Company and a director of Oak Tree Holdings. Mr. Hessler, who is a director of the Company and a member of the Finance Committee and Strategic Planning and Technology Committee, is the Secretary of Oak Tree Holdings, and Robert J. King, Jr. is a director of the Company, MTD Holdings, and Oak Tree Holdings. Mr. Moll and Mr. Kaesgen are cousins.

All of the foregoing transactions were reviewed and approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (this “CD&A”) discusses the various components of compensation paid to, or earned by, our NEOs for fiscal year 2019. As used in this Proxy Statement, the term “NEOs” refers to:

Name	Position
Ramzi Y. Hermiz	President and Chief Executive Officer (Principal Executive Officer)
Lillian Etzkorn	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Scot Bowie (1)	Vice President, Corporate Controller (Principal Accounting Officer)
Gary DeThomas (2)	Vice President, Corporate Controller (former Principal Accounting Officer)

(1)	Mr. Bowie was appointed Principal Accounting Officer on June 24, 2019.
(2)	Mr. DeThomas resigned as Principal Accounting Officer on June 24, 2019.

Executive Summary

An Overview of Our Executive Compensation Philosophy

The philosophy underlying our executive compensation program is to provide our executives with an attractive, dynamic, and market-based total compensation program that pays for performance and aligns with the interests of our stockholders. Our objective is to use our executive compensation program to recruit, motivate, and retain outstanding talent that will deliver exceptional products to our customers which will lead to sustained high performance of the Company and increase value for our stockholders.

Market-Based Program. Our executive compensation program provides a total compensation package comprised of a base salary, a target annual cash bonus, and long-term cash and stock-based incentive opportunities. We aim to compensate our executives based on total compensation amounts that fall within a competitive range of the median total compensation offered to executives by similarly sized companies from within the manufacturing sector. While we target paying our executives total compensation within this market range of total compensation based on market peers, the Compensation Committee has the discretion to adjust target total compensation levels above or below this range as necessary and appropriate to administer the executive compensation program, retain key team members, and enhance our ability to recruit outstanding talent.

Pay for Performance. We believe that our executives should be incentivized through their compensation to create value for our stockholders, so our executive compensation program places a significant amount of our executives’ total compensation at risk. The total compensation earned by our executives depends on the achievement of Company and individual performance targets designed to enhance stockholder value. The Compensation Committee has the ability to adjust performance-based compensation as necessary to ensure such compensation correctly incentivizes the Company’s executives.

Key Operational Measures

The Compensation Committee believes executive compensation should align with the Company’s financial performance. The Compensation Committee believes: (1) earnings before interest, taxes, depreciation, and amortization (as adjusted by the Compensation Committee, “EBITDA”), and (2) return on capital employed, calculated as earnings before interest and taxes, as adjusted by the Compensation Committee, as a percentage of average capital employed (average of net debt plus total stockholders’ equity) (“ROCE”), demonstrate the Company’s financial performance and align with the interest of our stockholders.

Therefore, EBITDA and ROCE were selected as key operational measures for the executive compensation program’s short-term and long-term incentives. In addition, the Compensation Committee believes Customer Concerns (calculated as the total number of customer concerns recorded for the fiscal year in all locations within the Company divided by 12) is key to the Company’s short-term financial performance. As such, Customer Concerns were selected as a key operational measure for the executive compensation program’s short-term incentives.

Executive Compensation Program: Structure and Highlights

The following is an overview of the key components of the fiscal year 2019 program, which components are further described throughout this CD&A.

Summary of the Company’s Executive Compensation Program

Key Component	Base Salary	Short-Term/Annual Incentives	Long-Term Incentives
Form of Compensation Delivered	Cash	Cash	Cash Restricted Stock / RSUs
Performance Metrics	N/A	EBITDA Average ROCE Customer Concerns	Cash 3-year Cumulative EBITDA 3-year Average ROCE Restricted Stock / RSUs Time-based
Purpose	Provide fixed compensation to recruit and retain executives	Reward and motivate executives for achieving key short-term performance objectives	Reward and motivate executives for achieving key longer-term performance objectives, and further align executive interests with those of our stockholders

Robust Compensation Program Governance

The Company places high value on strong compensation governance practices. These governance practices include:

Practices We Employ	Practices We Avoid
✓ Pay is linked to performance	× Hedging or short sales of stock are not permitted
✓ Change-in-Control severance requires a “double trigger” (in other words, a change in control event and a timely qualifying termination after the change in control event)	× Dividends or dividend equivalents are not provided on unearned equity awards
✓ The Compensation Committee reviews executive pay annually	× No excise tax gross-ups are provided to any executives
✓ The Compensation Committee is comprised entirely of independent directors	× We do not provide additional supplemental executive retirement service credit as a recruitment tool for executive hires
✓ The Compensation Committee engages an independent consultant
✓ The Compensation Committee regularly has executive sessions without management present
✓ “Clawback” language is included for incentive compensation

Executive Compensation Program: Details

Executive Compensation Principles

Our executive compensation program is designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. Our key compensation principles, which are periodically reviewed by the Compensation Committee, are as follows:

•

Provide a Competitive Base Salary. Base salaries provide a form of fixed compensation and are reviewed annually by the Compensation Committee using market salary surveys, internal salary comparisons, and performance reviews as discussed in the “Pay Levels vs. Market” section below. General knowledge of the market is used as a reference point, and internal salary comparisons within our executive group are also important. We increased base salaries for fiscal year 2019 as shown.

•

Pay for Performance. Executive compensation should be tied to performance, including contribution to both short-term and long-term corporate financial goals, operational performance, and stockholder value creation.

•

Team-Based Management Approach. We use a team-based management approach, so incentive compensation awarded to executives is contingent on achieving a common set of goals, as summarized above, for our consolidated financial and operational performance.

•

Incentive Compensation Should be a Greater Part of Total Compensation for More Senior Positions. As employees assume more responsibility and have greater opportunity to affect Company performance and stockholder value, an increasing portion of their total compensation package is derived from variable incentive compensation.

•

Interests of Our Executive Group Should be Aligned with Stockholders. Through the targeted use of restricted stock and RSUs, we align the long-term interests of our executives with those of our stockholders.

Key Components of Executive Compensation Program

The key components of the Company’s executive compensation program consist of base salary, short-term incentives, long-term incentives (cash and restricted stock and RSUs), and qualified retirement plans.

Base Salary

Base salary serves as the primary form of compensation for our executives. As discussed above, base salaries are set using market salary surveys, internal salary comparisons, and performance reviews. Base salaries are intended to be equitable and competitive to keep qualified executives from being over-dependent on cash bonuses in a cyclical industry.

During fiscal year 2019, the base salary earned by each NEO was as follows:

	Base Salaries				Salary Earned in
Named Executive Officer	Fiscal Year 2018	Fiscal Year 2019	% Increase	Rationale for Change	Fiscal Year 2019(1)
Ramzi Y. Hermiz	$875,000	$875,000	0		$875,000
Lillian Etzkorn	$410,000	$410,000	0		$410,000
Scot Bowie	—	$240,000	0	New hire	$78,462
Gary DeThomas	$238,200	$262,000	9.1	Merit	$240,969

(1)	Salary increases became effective during the first quarter of fiscal year 2019.

Short-Term/Annual Incentives

In fiscal year 2019, we provided eligible employees with annual cash incentives based on short-term performance pursuant to the Shiloh Industries, Inc. Management Incentive Plan (“MIP”). The MIP is administered by the Compensation Committee and provides for the award of cash bonuses based upon the Company’s achievement of certain performance goals that are established annually by the Compensation Committee.

The fiscal year 2019 MIP bonuses were to be awarded based on the Company’s achievement of goals related to the following performance measures pre-established by the Compensation Committee: adjusted EBITDA, ROCE, and Customer Concerns. EBITDA comprises 60%, ROCE comprises 25%, and Customer Concerns comprises 15% of the 2019 MIP award opportunity. The MIP provides that participants earn cash bonuses up to pre-determined amounts, as percentages of their respective base salaries, based on the Company’s level of achievement of EBITDA, ROCE, and Customer Concerns targets for the fiscal year 2019. The Compensation Committee established the target bonus payout for Mr. Hermiz at 100%, for Ms. Etzkorn at 50%, for Mr. Bowie at 40%, and for Mr. DeThomas at 40% of their respective base salaries. No MIP bonuses were paid to NEOs for fiscal year 2019.

The fiscal year 2019 MIP award would range between 50% up to a maximum payout of 200% of the target bonus payouts, provided that the threshold performance measure was achieved for EBITDA, ROCE, and Customer Concerns as more fully described in the table in the “Performance Results Against Targets” section below. MIP awards are subject to adjustment based on the Compensation Committee’s and the President and CEO’s evaluation of each participant’s personal performance achievement. The President and CEO will not take part in the evaluation of his own personal performance.

Long-Term Incentives

We maintain the Shiloh Industries, Inc. 2019 Equity and Incentive Plan (the “LTIP”) approved by our stockholders at the 2019 annual meeting of stockholders, which replaced the Shiloh Industries, Inc. 2016 Equity and Incentive Plan (the “2016 LTIP”). The LTIP, a means to provide our eligible employees with cash and various forms of equity (such as restricted common stock and RSUs) as long-term incentives, is administered by the Compensation Committee and entitles eligible employees to be rewarded based upon the Company’s achievement of certain performance criteria established annually by the Compensation Committee.

For the fiscal year 2019 program under the 2016 LTIP, long-term incentive awards, except for Mr. Hermiz’s awards, were allocated as follows: (1) 50% to cash incentive awards based on achievement of 3-year EBITDA and 3-year average ROCE goals, where payout can range from 0% to 200% based on the achievement of such performance goals; and (2) 50% to time-based restricted stock or RSU awards. Mr. Hermiz’s long-term incentive awards pursuant to the fiscal year 2019 program under the 2016 LTIP were allocated as follows: (1) 75% to cash incentive awards based on achievement of 3-year EBITDA and 3-year average ROCE goals; and (2) 25% to time-based restricted stock awards. Mr. Hermiz’s long-term incentive award is more heavily based on 3-year EBITDA and 3-year average ROCE because the Company places greater emphasis on Mr. Hermiz’s responsibility to deliver the long-term results of the Company. Cash incentive awards vest at the end of the 3-year performance period and are valued based on the achievement of such performance goals, while restricted stock and RSUs vest on an annual basis ratably over a 3-year period, provided the employee remains at the Company.

The Compensation Committee believes that equity-based awards align eligible employees’ interests with those of stockholders by reinforcing the risk of ownership and the importance of providing competitive long-term returns to stockholders. The amount of such awards are generally based on the recipient’s position within the Company and personal performance.

Performance Results Against Targets

Actual fiscal year 2019 performance against the established measures produced an overall payout of 0% for the MIP as the targeted levels for EBITDA, ROCE, and Customer Concerns were not fully achieved, as determined by the Compensation Committee. EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization as adjusted by the Compensation Committee, see Appendix A. ROCE is calculated as earnings before interest and taxes for the fiscal year divided by the average capital employed for the fiscal year as adjusted by the Compensation Committee, see Appendix A. Customer Concerns is calculated as total number of customer concerns recorded for the fiscal year in all locations within the Company divided by 12 (months in the fiscal year). EBITDA comprises 60% of the MIP, and ROCE and Customer Concerns are 25% and 15%, respectively. The threshold (50% payout), target (100% payout), and maximum (200% payout) targets were the following: for EBITDA: $53.8, $67.3, and $72.0 million; for ROCE, 3.82%, 4.78%, and 5.74%; and for Customer Concerns, threshold objective, target objective, and excellence objective. The Compensation Committee determined that the actual results were EBITDA of $47.3 million (as shown in Appendix A), ROCE of 3.6% (as shown in Appendix A), and Customer Concerns between threshold and target objective.

For the 2016 LTIP cash incentive award granted in fiscal year 2017 for the fiscal year 2017-2019 performance period, our performance against the established measures produced an overall payout of 47% for the 2016 LTIP cash incentive award as the targeted levels for Cumulative EBITDA and Average ROCE were not fully achieved, as determined by the Compensation Committee.

LTIP Cash Incentive Award Measure	Threshold	Target	Maximum	Achievement	Payout
	(50% Payout)	(100% Payout)	(Up to 200%
			Payout)
Cumulative EBITDA(1) ($M) (Weighted 50%)	$187.1	$220.2	$253.2	$216.2	47.0%
Average ROCE (2) (Weighted 50%)	6.60%	7.70%	8.86%	5.61%	0.0%
Total LTIP Cash Incentive Award Performance					47.0%

(1)

Cumulative EBITDA is calculated as follows: the sum of the earnings before interest, taxes, depreciation, and amortization as adjusted by the Compensation Committee for the three-year 2016 LTIP performance period, see Appendix B.

(2)

Average ROCE is calculated as follows: the sum of earnings before interest and taxes for the three-year 2016 LTIP grant period divided by the sum of average capital employed for the three-year 2016 LTIP performance period, see Appendix B.

The Compensation Committee approved a 2016 LTIP cash incentive award payout to Mr. Hermiz of $205,743 in the fiscal year 2017 program under the 2016 LTIP (fiscal year 2017-2019 performance period). The payouts were based on the Company performance compared to the established targeted performance metrics described in the preceding table. During fiscal year 2019, Mr. Hermiz, Ms. Etzkorn, and Mr. DeThomas received restricted stock grants of 54,570, 13,984, and 7,094 shares, respectively, as part of the fiscal year 2019 program under the 2016 LTIP.  Mr. Bowie’s employment with the Company began in June 2019, and as a result, he did not receive a restricted stock grant during fiscal year 2019.  Mr. DeThomas departed the Company in September 2019, and as a result, his restricted stock grants were cancelled upon his exit from the Company.

Employee Benefits and Perquisites

•

Employee Benefits: We provide all employees a variety of benefits including a 401(k) plan, medical benefits, disability benefits, life insurance, and accidental death and dismemberment insurance, which is available to the NEOs of the Company on the same basis as all of our other eligible employees. The 401(k) plan is designed to provide participants with a means by which to save for retirement. The 401(k) plan is a qualified plan to which we have made matching contributions on behalf of the plan’s participants. The Company matches 100% of contributions of the first 3% of a participant’s base salary and 50% of contributions of the next 2% of base salary for a maximum matching amount of 4% of participant base salary.

•

Nonqualified Deferred Compensation Plan: We provide an opportunity for certain key employees to participate in the nonqualified deferred compensation plan (“NQDC”), which allows executives to defer base salary or bonus money into the plan in one year, but receive the earnings in a later year. Shiloh does not provide a match for the contributions to the plan. The NEOs did not participate in the plan during fiscal year 2019.

•

Other Executive Perquisites: We provide a market-based car allowance for all NEOs.  The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to recruit and retain superior executive talent.

•

Executive Employment Agreements and Executive Change in Control Agreement: We are party to an executive employment agreement with Mr. Hermiz and Ms. Etzkorn. Mr. Hermiz’s agreement contains a change in control provision, and there is an executive change in control agreement in place with Ms. Etzkorn. Mr. Hermiz, Ms. Etzkorn, and Mr. DeThomas held restricted shares under the 2016 LTIP during fiscal year 2019, which also includes a change of control provision; however, Mr. DeThomas forfeited his shares upon his exit from the Company. None of Mr. Bowie’s compensation in fiscal year 2019 is subject to change of control provisions. More information concerning the terms of these employment agreements and the change in control agreements, and the amounts payable pursuant to these agreements, is provided under the section entitled “Employment and Change in Control Agreements” in the “Compensation Tables and Related Disclosures” section of this Proxy Statement.

Process for Determining Executive Compensation

Compensation Committee. The Compensation Committee, composed solely of independent directors, is responsible for our executive compensation decisions. The Compensation Committee works closely with its independent compensation consultant and management to examine pay and performance matters throughout the year. The Compensation Committee held 7 meetings over the course of fiscal year 2019, all of which included an executive session without management present. The charter of the Compensation Committee is available on the Company’s website (http://shiloh.com/about-us/corporate-governance/).

Annually, the Compensation Committee reviews Company results for the prior year and the Board of Directors’ assessment of the CEO’s performance with the CEO. In addition, the Compensation Committee approves the following: MIP payout, if any, for the previous fiscal year, changes to executive base salaries and incentive targets, if any, for the current fiscal year; executive compensation program design and targets for the current fiscal year including stock-based awards, vesting conditions, goals, and grants for the current fiscal year. Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of MIP and LTIP targets. The Compensation Committee generally conducts its annual review of executive compensation in the second or third quarter of each fiscal year. The Compensation Committee is provided a report from its independent compensation consultant who compares the compensation of our executives to survey data—companies from within the manufacturing sector with median revenues of approximately $1 billion—and provides recommendations for compensation actions. Following this review, in the final quarter of the fiscal year or the first quarter of the subsequent fiscal year, management generally presents the Compensation Committee with recommended executive compensation changes for each element of compensation.

The designs of the short-term and long-term incentive programs are typically discussed over multiple meetings prior to the actual approval of the design in either the fourth quarter of the previous year or the first quarter of the year. The discussions generally focus on the metrics to be used, targets of the performance goals, and the weightings for each metric. Other items that are addressed on an annual basis include a review of the Compensation Committee’s charter and a compensation-related risk assessment.

Executive Management. Our Senior Vice President, Human Resources (“SVP HR”), acting under the supervision of the CEO and working with members of our Human Resources, Legal and Finance departments, is responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting our executive compensation with the Compensation Committee. This includes development of compensation recommendations for our executives, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A. The CEO, SVP HR, and the Secretary of the Company are invited to, and generally do, attend Compensation Committee meetings.

The Compensation Committee has the authority for approving the compensation of the CEO and the other NEOs. The CEO meets with the Compensation Committee and the compensation consultant to discuss Company and individual performance objectives and outcomes and to review compensation recommendations for executives directly reporting to him. Thereafter, the Compensation Committee meets privately with the independent compensation consultant to review and determine compensation of our CEO. Mr. Hermiz does not provide recommendations for his own compensation.

Independent Compensation Consultant. The Compensation Committee has the authority to engage a compensation consultant and to approve the consultant’s fees and all other terms of such engagement. The Compensation Committee directly retains Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP for the Compensation Committee in 2019 included the following:

•	Reaffirming the analyses and recommendations provided in fiscal year 2019 to inform the Compensation Committee’s decisions related to executive and director compensation;
•	Providing updates on market trends and the regulatory environment as they relate to executive and director compensation;
•	Reviewing and commenting on management proposals presented to the Compensation Committee; and
•	Reaffirming the incentive compensation risk assessment provided in in fiscal year 2019.

The Compensation Committee assessed the independence of CAP pursuant to SEC and Nasdaq Listing Rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Compensation Committee. CAP will not perform other services for the Company without the consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in preparatory meetings and executive sessions.

Pay Levels vs. Market. The Compensation Committee, with the assistance of its independent compensation consultant, reviewed market survey data to assess the competitiveness of executive compensation versus market. With respect to these surveys, data consisted of companies in the manufacturing sector, with median revenues of approximately $1 billion, and the identity of individual companies comprising the survey data is not considered by the Compensation Committee in its evaluation process. The Compensation Committee considers this information when assessing the overall compensation program, as the Compensation Committee recognizes that a competitive compensation program is critical to recruiting, retaining, and rewarding top talent, all of which is critical to executing our strategy and delivering value to our stockholders. The Compensation Committee does not target a specific market point but uses the market median as a general guideline, while also considering other factors such as Company performance, individual experience, job responsibilities, and individual performance factors.

Strong Say-on-Pay Support. We conducted a say-on-pay vote at the 2019 annual meeting of stockholders. While this vote is not binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders. The say-on-pay vote that occurred at the 2019 annual meeting of stockholders resulted in over 64% of stockholders, present or represented by proxy and entitled to vote, approving the compensation paid to our NEOs. Management and the Compensation Committee considered our stockholders’ affirmative 2019 Say on Pay vote and believe it to be an indication of support for our executive compensation program and practices. Therefore, the Compensation Committee did not consider changing our compensation policies as a result of the vote. We include a non-binding resolution seeking stockholder approval in the annual proxy statement every three years.

Compensation Risk Analysis. In August 2019, the Compensation Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees, which was conducted by a cross-functional team with representatives from Human Resources, Legal, and Finance with the assistance of the Compensation Committee’s independent compensation consultant. The Compensation Committee evaluated the levels of risk-taking that could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and the Company’s overall risk profile. Select identified risk mitigation features the Company uses include the following: use of financial performance metrics that are readily monitored and reviewed; use of common performance metrics for incentives across the Company’s management team; capped payout levels for annual incentives; and multiple levels of review and approval of incentive awards, including Compensation Committee approval of all executive compensation proposals or adjustments.

The Compensation Committee concluded that we have a balanced pay and performance executive compensation program that does not drive excessive financial risk-taking. Our compensation consultant concluded, and the Compensation Committee agrees, that we do not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company. In 2019, there were no modifications made to the compensation policies and practices compared to the prior year based on the Compensation Committee’s risk assessment.

Anti-hedging Policies. Pursuant to our insider trading policy, our directors and employees are subject to certain anti-hedging restrictions, including the prohibition from making pledges, short sales, or transactions including options and other derivatives related to Company stock.

Clawback Policy. Under the Sarbanes-Oxley Act of 2002, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, the amount of improper payments to our CEO and Chief Financial Officer can be recouped. In addition, we implemented a clawback policy beginning in May 2019. The Compensation Committee will, in its discretion, taking into account all appropriate circumstances, require and direct the Company to seek reimbursement or forfeiture of any annual incentive payment, bonus, or long term incentive payment or award to an NEO that was approved, awarded, paid, or granted to such NEO, where: (a) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of any Company financial statement filed with the SEC; (b) the Committee determines the NEO caused or substantially caused the need for the restatement by (i) engaging in intentional or reckless misconduct, or (ii) knowingly failing to act to prevent misconduct; and (c) a lower payment would have been made to the NEO based upon the restated financial results.  The reimbursement or forfeiture will be limited to the amount by which the NEO’s payment for the relevant period exceeds the lower payment that would have been made based upon the restated financial results, and will only apply to payments made in the year in which the restatement is filed or in the two completed fiscal years prior to the year in which the restatement is filed.

Deductibility of Executive Compensation. Section 162(m) of the Code generally imposed a $1 million limit on the amount of compensation paid to certain executives that a public company can deduct in any tax year, subject to an exception for certain performance-based compensation. The exception for performance-based compensation was eliminated by the Tax Cuts and Jobs Act of 2017 (“TCJA”) for tax years beginning after December 31, 2017. The TCJA also expanded the scope of “covered employees” whose compensation is subject to the $1 million deductibility limitation by specifically including the principal financial officer and providing that individuals who are covered employees for any tax year beginning after December 31, 2016 will remain a covered employee for future years in which they receive compensation (including after termination of employment). The TCJA includes a transition rule that provides that the repeal of the performance-based compensation exception will not apply to written binding agreements in effect on November 2, 2017 that are not materially modified after that date. Prior to the repeal of the performance-based compensation exception, certain elements of our compensation program were intended to qualify for the performance-based compensation exception, although we reserved the right to pay compensation that is not deductible pursuant to Section 162(m) of the Code if we deemed it appropriate and in the best interest of the Company and its stockholders. In light of the repeal of the performance-based compensation exception and other changes under the TCJA, the Committee expects in the future to grant compensation (including compensation tied to performance) that will not be deductible for federal income tax purposes. Further, based on limited Internal Revenue Service guidance concerning the application of the transition rule, no assurances can be given that compensation arrangements in place on November 2, 2017 that were intended to satisfy the performance-based compensation exception will meet the requirements of the transition rule. Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes a 20% additional tax and an interest penalty on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and intends to structure any non-qualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Accounting Implications.  In designing our compensation and benefit programs, the Compensation Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.

Compensation Committee Report

The Compensation Committee, which is comprised entirely of independent directors, is responsible to the Board of Directors and our stockholders for the oversight and administration of our executive compensation. The Compensation Committee approves the principles guiding our compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits, and perquisites for executives), and reports its actions to the Board of Directors for review and, as necessary, approval. The Compensation Committee is responsible for interpreting our executive compensation plans and programs. It is our practice that all material compensation decisions affecting our executives must be reviewed and approved by the Compensation Committee. Additional details regarding the role and responsibilities of the Compensation Committee are defined in the Compensation Committee Charter, located in the Corporate Governance section of our website (http://shiloh.com/corporate-governance/).

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommend to the Board of Directors that the CD&A be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended October 31, 2019.

The Compensation Committee:

Cloyd J. Abruzzo, Chair

Jean Brunol

Michael S. Hanley

Compensation Committee Interlocks and Insider Participation

Messrs. Abruzzo, Brunol, and Hanley served on the Compensation Committee during fiscal year 2019. All members of the Compensation Committee during 2019 were independent directors and none of them is or has been an employee or officer of ours. In 2019, none of our executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Compensation Committee or our Board of Directors.

COMPENSATION TABLES AND RELATED DISCLOSURES

Fiscal Year 2019 Summary Compensation Table

The following table summarizes, for our two most recently completed fiscal years (as applicable), the compensation of our NEOs. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Ramzi Y. Hermiz	2019	875,000	—	400,000	205,743	19,400	1,500,143
President and Chief Executive Officer	2018	875,000	—	400,000	1,236,000	19,200	2,530,200
Lillian Etzkorn	2019	410,000	—	250,000	—	19,400	679,400
Senior Vice President and Chief Financial Officer	2018	102,500	80,000	250,000	55,806	5,408	493,714
Scot Bowie	2019	78,462	15,000	—	—	5,229	98,691
Vice President Corporate Controller*	2018	n/a	n/a	n/a	n/a	n/a	n/a
Gary DeThomas	2019	240,969	—	—	—	18,667	259,636
Vice President Corporate Controller*	2018	236,538	—	47,640	114,420	19,200	417,798

*	Mr. Bowie joined the Company on June 24, 2019; Mr. DeThomas left the Company on September 30, 2019.
(1)

The amount in column (d) for Mr. Bowie is a one-time cash sign-on bonus. The amount in column (d) for Ms. Etzkorn includes a one-time cash sign-on bonus pursuant to the terms of her employment agreement.

(2)

The amounts in column (e) for 2019 reflect the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718 , which is calculated as the closing price of the common stock on the grant date. The restricted stock awards were granted under the 2016 LTIP and vest ratably over three years on the applicable anniversary of the grant date.

(3)

The amounts in column (f) for 2019 represent payouts to our NEOs for cash incentive awards granted in the fiscal year 2017 program under the 2016 LTIP (fiscal year 2017-2019 performance period). Mr. Hermiz received $205,743 for the cash incentive award granted in the fiscal year 2017 program under the 2016 LTIP (fiscal year 2017-2019 performance period). For more information on these bonuses, see “Compensation Discussion and Analysis—Executive Summary—Performance Results Against Targets”.

(4)

The amounts shown in column (g) for 2019 are attributable to the following: Mr. Hermiz, Ms. Etzkorn, and Mr. DeThomas each received $8,400 in fiscal year 2019 for an auto allowance. Mr. Bowie received $2,275 for an auto allowance as a result of his pro-rated service in 2019. In addition, included are the Company’s contributions to the Company’s defined contribution plan on behalf of each NEO. For fiscal year 2019, Mr. Hermiz and Ms. Etzkorn each received a contribution of $11,000, Mr. DeThomas received a contribution of $10,267, and Mr. Bowie received a contribution of $2,954.

Employment and Change in Control Agreements

Employment and Change in Control Agreements in Effect During Fiscal Year 2019 with the Named Executive Officers.

During fiscal year 2019, the Company was party to employment agreements with Mr. Hermiz and Ms. Etzkorn as described below.

Mr. Hermiz

•	Commencement Date. On August 23, 2012, the Company entered into an employment agreement with Mr. Hermiz.
•

Base Salary and Benefits. The employment agreement with Mr. Hermiz provides for a minimum base salary of $700,000. Mr. Hermiz’s base salary is subject to annual review and adjustment by the Compensation Committee, and may be increased but not decreased at that time. As disclosed in the “Compensation Discussion and Analysis” section titled “Key Components of Executive Compensation Program”, Mr. Hermiz’s base salary was $875,000 for fiscal year 2019. In addition, Mr. Hermiz is eligible to participate in the employee benefit plans established by the Company for its employees from time to time in accordance with the terms and conditions of those programs and plans.

•

Annual Performance-Based Incentive Compensation; Long-Term Incentive Compensation. Mr. Hermiz is eligible to participate in the Company’s MIP which includes an annual cash incentive targeted at 100% of base salary and the actual payout determined based on performance against objectives. Mr. Hermiz is eligible to receive long-term cash and equity incentive compensation targeted at 177% of base salary under the LTIP (or any successor plan thereto) as determined by the Compensation Committee. The target annual opportunity pursuant to the MIP and LTIP is subject to annual review and adjustment by the Compensation Committee, as discussed in the “Compensation Discussion and Analysis” section titled “Key Components of Executive Compensation Program.”

•

Termination. If the Company separates Mr. Hermiz from service (other than for cause), Mr. Hermiz causes a separation from service for good reason or Mr. Hermiz dies or suffers a total disability, then the Company must pay Mr. Hermiz a lump sum cash severance payment equal to the sum of his then-current annual base salary, any earned but unpaid bonus payment for the previous year, and his target bonus opportunity under the MIP for the year during which the separation from service occurs. The severance payment is conditioned on execution of a release of any claims Mr. Hermiz may have against the Company and its subsidiaries. Pursuant to the employment agreement, Mr. Hermiz will not receive the severance payment if he is entitled to compensation and benefits under the Change in Control Agreement described below.

•

Change in Control Agreement. On August 23, 2012, the Company entered into a Change in Control Agreement with Mr. Hermiz, and amended such Change in Control Agreement on September 6, 2018. Under the agreement, certain benefits are payable by the Company to Mr. Hermiz in connection with a separation from service, as determined under Section 409A of the Code, for any reason other than cause, death, or total disability, of Mr. Hermiz within 24 months following a “change in control”, which is defined to include the following events: (1) any person or group of persons (with certain limited exceptions) becomes the beneficial owner of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Outstanding Voting Securities of the Company; (2) a change in the composition of the Board of Directors during any 12 month period results in a majority of directors that are not incumbent directors; or (3) with certain limited exceptions, a merger, reorganization, consolidation, sale, or other disposition of all or substantially all of the Company’s assets or other such reorganization of the Company is consummated.

If the Company terminates Mr. Hermiz other than due to cause, death, or total disability, or Mr. Hermiz terminates employment for good reason, within 24 months following a change in control (or within 180 days prior to a change in control in certain circumstances where the termination was at the request of a third party who has taken steps to effect the change in control or the termination otherwise arose in connection with or anticipation of the change in control), the Company must pay Mr. Hermiz (in addition to certain accrued compensation) severance compensation, including a lump sum equal to three times the sum of his effective annual salary and target bonus. In addition to the severance compensation described above, the Company will reimburse Mr. Hermiz for the full cost of any group health continuation coverage that the Company would otherwise be required to offer under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) until the earlier of the date (1) Mr. Hermiz becomes covered by comparable health coverage offered by another employer or Medicare, or (2) 18 months after the termination of his employment. In addition, beginning on the first day of the month after the expiration of Mr. Hermiz’s COBRA continuation coverage period and provided that Mr. Hermiz has not obtained comparable health care coverage offered by another employer, the Company will make a monthly payment to Mr. Hermiz in the amount of the monthly COBRA coverage premium in effect under the Company’s group health plan on the date the COBRA continuation coverage period began until the earlier of the date that:

•	Mr. Hermiz becomes covered by comparable health care coverage offered by another employer, or Medicare; or
•	is 24 months after the date of termination of Mr. Hermiz’s employment.

To the extent a payment is made to Mr. Hermiz under his Change in Control Agreement and such payment is subject to excise taxes imposed by Sections 4999 and 280G of the Code, then the Company will pay Mr. Hermiz the greater of (1) the change in control payment less the applicable excise taxes; and (2) the change in control payment reduced by an amount necessary so there are no excise taxes imposed by Sections 4999 and 280G of the Code.

Payments under the Change in Control Agreement is conditioned upon the Mr. Hermiz’s compliance with the non-competition provisions of such agreement which are effective for 24 months following separation and execution of a customary release of claims against the Company.

Ms. Etzkorn

•	Commencement Date. On April 26, 2018, the Company entered into an employment agreement with Ms. Etzkorn.
•

Base Salary and Benefits. The employment agreement with Ms. Etzkorn provided for a minimum base salary of $410,000 and her salary is subject to adjustment at such time or times as the Company determines in its sole discretion. In addition, Ms. Etzkorn is eligible to participate in the employee benefit plans established by the Company for its employees from time to time in accordance with the terms and conditions of those programs and plans as in effect from time to time.

•

Annual Performance-Based Incentive Compensation; Long-Term Incentive Compensation. Ms. Etzkorn is eligible to participate in the Company’s MIP which includes an annual cash incentive targeted at 50% of base salary, and the actual payout determined based on performance against objectives. Ms. Etzkorn is eligible to receive long-term cash and equity incentive compensation under the LTIP (or any successor plan thereto) targeted at not less than 50% of base salary for Ms. Etzkorn. The target annual opportunity pursuant to the MIP and LTIP is subject to annual review and adjustment by the Compensation Committee, as discussed in the “Compensation Discussion and Analysis” section titled “Key Components of Executive Compensation Program.”

•

Termination. If the Company terminates Ms. Etzkorn (other than for cause) or Ms. Etzkorn terminates her employment for good reason, then the Company must pay Ms. Etzkorn a cash severance payment equal to the sum of her then-current annual base salary payable based on the Company’s current payroll schedule and any earned but unpaid bonus for the previous year. The severance payment is conditioned on execution of a release of any claims Ms. Etzkorn may have against the Company and its subsidiaries.

•

Change in Control Agreement. On December 17, 2018, the Company entered into a participation agreement with Ms. Etzkorn under the Shiloh Industries, Inc. Change in Control Severance Plan (the “CIC Plan”). Under Ms. Etzkorn’s participation in the CIC Plan, in the event that there is a “change in control” and, during the 24-month period beginning on the date of the change of control or during the 90-day period before the date of the change of control, Ms. Etzkorn’s employment is terminated by the Company (or applicable subsidiary or successor) for any reason other than cause, death or disability or by Ms. Etzkorn for good reason, then Ms. Etzkorn will receive (in addition to certain accrued compensation): (1) a cash severance payment equal to (a) the sum of two times her then-current annual base salary and the greater of her target bonus for the year in which the termination occurs or the year in which the change of control occurs minus (b) any cash severance she receives under her employment agreement; (2) her prorated target bonus for the year during which the termination occurs; and (3) during the 24-month period after such termination, monthly payments equal to the amount of her monthly COBRA premiums.

Under the CIC Plan, a “change in control” is defined to include (1) any person or group of persons (with certain limited exceptions) who becomes the beneficial owner of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Outstanding Voting Securities of the Company; (2) a change in the composition of the Board of Directors during any 12-month period that results in a majority of the directors who are not incumbent directors; or (3) with certain limited exceptions, a merger, reorganization, consolidation, sale, or other disposition of all or substantially all of the Company’s assets or other such reorganization of the Company is consummated.

To the extent a payment is made to Ms. Etzkorn under her participation agreement and such payment is subject to excise taxes imposed by Sections 4999 and 280G of the Code, then the Company will pay Mr. Etzkorn the greater of (1) the change in control payment less the applicable excise taxes; and (2) the change in control payment reduced by an amount necessary so there are no excise taxes imposed by Sections 4999 and 280G of the Code.

Ms. Etzkorn’s eligibility to participate in the CIC Plan expires on the second anniversary of the date of her agreement, unless otherwise extended by the Compensation Committee or the Board of Directors. In addition, all payments under the Ms. Etzkorn’s participation agreement are subject to her execution of a customary release of claims against the Company.

LTIP Change in Control Payments

In addition, during fiscal year 2019, Mr. Hermiz and Ms. Etzkorn have held restricted stock under the 2016 LTIP. The 2016 LTIP includes “double-trigger” acceleration provisions with respect to the vesting of awards in connection with a change in control of the Company. Under the 2016 LTIP, the vesting of awards will accelerate in connection with a change in control only where either (1) within a specified period, the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) the award is not assumed or converted into a replacement award in a manner described in the evidence of award.

In general, except as may be otherwise prescribed by the Committee, a change of control will be deemed to have occurred if: (1) a person, entity, or group becomes the beneficial owner of 35% or more of our then-outstanding shares of Common Stock or the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions, including some relating to acquisitions by MTD Products Inc and related entities; (2) individuals who constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless their replacements are approved by at least a majority of the directors comprising the incumbent Board of Directors as described in the 2016 LTIP (subject to certain exceptions); (3) the Company closes a reorganization, merger, statutory share exchange or consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries, as further described in the 2016 LTIP, subject to certain exceptions, including some relating to ownership by MTD Products Inc and related entities; or (4) the Company’ stockholders approve its complete liquidation or dissolution.

Outstanding Equity Awards at Fiscal Year-End 2019

			Stock Awards
Name	Grant Date	Number of Shares of Common Stock that Have Not Vested	Market Value of Shares of Common Stock that Have Not Vested (1)
Ramzi Y. Hermiz	12/14/2016 (2)	40,159	$145,376
	12/13/2017 (2)	45,532	$164,826
	12/18/2018 (2)	54,570	$197,543
Lillian Etzkorn	7/26/2018 (3)	22,910	$82,934
	12/18/2018 (2)	13,984	$50,622

(1)

The market value of unvested shares of restricted stock is calculated using $3.62 per share, which was the closing market price of our Common Stock on the Nasdaq Stock Market on the last trading day of fiscal year 2019.

(2)	These shares of restricted stock vest in 1/3 increments on each anniversary of the grant date for three years.
(3)	These shares of restricted stock vest as follows: 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

Fees Paid to Grant Thornton LLP and Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services. Set forth below are the fees paid by the Company to its independent registered public accounting firm, Grant Thornton LLP, for the years indicated, all of which were pre-approved by the Audit Committee in accordance with Company policy. The Audit Committee believes that the non-audit services provided by Grant Thornton LLP are compatible with maintaining Grant Thornton LLP’s independence. Representatives of Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from stockholders.

	Years Ended October 31,
Nature of the Fees	2019	2018
	(dollars in thousands)
Audit fees	$1,625	$1,578
Audit-related fees	—	20
Tax fees	95	60
All other fees	—	—
Total	$1,720	$1,658

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, and internal control over financial reporting included in the Company’s 2019 Annual Report on Form 10-K, for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and services normally provided by our independent registered public accounting firm in connection with statutory filings.

Audit-related fees consist of fees for professional services rendered for due diligence.

Tax Fees

Tax fees consist of fees for tax compliance and tax consultation services. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2021 Annual Meeting of Stockholders

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2021 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, Attn: Secretary, by certified mail, return receipt requested, by the close of business on September 18, 2020. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Amended and Restated Bylaws, any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2021 annual meeting of stockholders, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 60 days and not more than 90 days before the anniversary of the date of the 2019 Annual Meeting. Therefore, such notice must be received between the close of business on November 28, 2020 and the close of business on December 28, 2020 to be considered timely. However, if our 2021 annual meeting of stockholders occurs more than 30 days before or 60 days after February 26, 2021, we must receive nominations or proposals (A) not earlier than the close of business on the 90th day prior to the 2021 annual meeting of stockholders and (B) not later than the close of business on the later of: (1) the 60th day prior to the 2021 annual meeting of stockholders and (2) the close of business on the 10th day following the first date of public disclosure of the date of such meeting.

The above-mentioned proposals must also be in compliance with our Amended and Restated Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Amended and Restated Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Request for Proxy Materials

Upon written request, we will furnish to each person whose proxy is being solicited a copy of the Notice of Annual Meeting, the Proxy Statement, the proxy card, and our Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2019, as filed with the SEC, including the financial statements and schedules thereto. Requests should be emailed to investor@shiloh.com with the subject “Proxy Materials Request”. In addition, the Company’s Proxy Statement and 2019 Annual Report on Form 10-K is available at www.envisionreports.com/SHLO and on the Company’s website at https://shiloh.com/investors/reports-and-filings/.

Householding

The SEC’s rules permit us to deliver a single Annual Report on Form 10-K and proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to us. To take advantage of this opportunity, we have delivered only one Annual Report on Form 10-K and proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K and proxy materials, if applicable, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Annual Report on Form 10-K and proxy materials, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholders who share the same address and currently receive multiple copies of our Annual Report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker, or other holder of record to request information about “householding” or Broadridge Financial Solutions at the address or telephone number listed above.

Other Matters

The directors know of no other matters which are likely to be brought before the Annual Meeting. The Company is not aware of any matters intended to be raised by stockholders at the Annual Meeting for which notice was received by September 19, 2019. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Amy Floraday

AMY FLORADAY

Secretary

January 16, 2020

YOUR VOTE IS IMPORTANT

It is important that proxies be submitted promptly in order to ensure your representation at the Annual Meeting. You may submit your proxy online or, if you request and receive a paper proxy card, you may vote your shares by completing, signing, and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting Online or by Mail” on page 2 for a description of voting methods. If your shares of Common Stock are held by a bank, brokerage firm, or other nominee that holds shares of Common Stock on your behalf and you have not given that nominee instructions to do so, your nominee will generally NOT be able to vote your shares of Common Stock at the Annual Meeting. We strongly encourage you to vote.

Appendix A

Reconciliation of net income to EBITDA as adjusted by the Compensation Committee (2019):
Net income	$(19,947)
Adjustments:
Interest expense, net	16,246
Depreciation and amortization	46,753
Income tax provision	(611)
EBITDA	42,441
Adjustments approved by the Compensation Committee	4,901
EBITDA as adjusted by the Compensation Committee	$47,342

Reconciliation on Return on Capital Employed as adjusted by the Compensation Committee (2019):
Net income	(19,947)
Adjustments:
Interest expense, net	16,246
Income tax provision	(611)
EBIT	(4,312)
Adjustments as approved by the Compensation Committee	19,107
EBIT as adjusted by the Compensation Committee	14,795
Average capital employed (average of net debt plus total stockholders’ equity)	416,611
Return on capital employed	3.55%

Appendix A - 1

Appendix B

Reconciliation of three-year cumulative net income (loss) to EBITDA as adjusted by the Compensation Committee for LTIP (2017-2019):
Net income	$(9,165)
Adjustments:
Interest expense, net	42,663
Depreciation and amortization	134,129
Income tax provision	1,290
EBITDA	168,917
Adjustments approved by the Compensation Committee	47,247
EBITDA as adjusted by the Compensation Committee	$216,164

Reconciliation of three-year cumulative Return on Capital Employed as adjusted by the Compensation Committee (2017-2019):
Net income	$(9,165)
Adjustments:
Interest expense, net	42,663
Income tax provision	1,290
EBIT	34,788
Adjustments as approved by the Compensation Committee	32,299
EBIT as adjusted by the Compensation Committee	67,087
Average capital employed (average of net debt plus total stockholders’ equity)	398,622
Return on capital employed	5.61%

Appendix B - 2

SHLO OTE Light weighting without Compromise TM 00004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 DD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters here’s how to vote You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SHLO or scan the QR code login details are located in the shaded bar below. Save paper, time and money Sign up for electronic delivery atwww.envisionreports.com/SHLO Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by February 25, 2020 at 01:00 A.M., EST. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 1234 5678 9012 345 F VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommends a vote FOR all nominees A and FOR Proposal 2. 1. Election of Directors: 01 - Curtis E. Moll 02 Ramzi Y. Hermiz 03 Robert J. King For Withhold For Withhold For Withhold 2. Ratification of Appointment of Independent Registered Public For Against Abstain Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below b Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T 1 U P X 4 4 2 8 4 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND Accounting Firm.

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Shiloh Industries, Inc. Stockholders February 26, 2020, 9:00 am EST MTD Products Inc. Lodge 6029 Grafton Road, Valley City, OH 44280 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com SHLO Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com SHLO F VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Shiloh Industries, Inc. Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting February 26, 2020 Curtis E. Moll and Amy Floraday, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Shiloh Industries, Inc. to be held on February 26, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed on the front of this card by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C non Voting Items Change of Address Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.